Chico's FAS, Inc. Appoints Cynthia A. Fields to its Board of Directors
Fort Myers, FL – September 30, 2015 - Chico’s FAS, Inc. (NYSE: CHS) today announced that it has appointed Cynthia A. Fields to its Board of Directors, effective September 30, 2015, increasing the total number of Board seats to nine. Ms. Fields was also appointed to the Board's Merchant Committee.
Ms. Fields served as President and Chief Executive Officer of Victoria’s Secret Direct from 1986 to 2000, as VSD became one of the most profitable direct operations in the world. From 2001 to 2014, Ms. Fields owned and operated CFC Consulting, focused on direct marketing and growth in various retail segments. Previously, Ms. Fields held numerous roles in regional department stores, including Rike’s in Dayton, Ohio; Hutzler’s in Baltimore, Maryland; and Joseph Horne’s in Pittsburgh, Pennsylvania.
Ms. Fields served on the Boards of Directors of Blair Corporation from 2003 to 2007, and Intimate Brands, the publicly traded retail and direct marketer of the Victoria’s Secret and Bath & Body Works brands, from 1997 to 2000. She also currently serves on the Board of Governors for the New School for Public Engagement in New York, the Board of Trustees for the Union Theological Seminary in New York, and the Board of Directors of Pathfinder International in Massachusetts, where she served as Board Chair from 2010 to 2014.
David Walker, Chairman of the Board, commented, "We are delighted to welcome Cindy to our Board of Directors. She brings deep and multifaceted merchandising and marketing expertise to our Board, having developed a world-renowned direct retail brand that remains an industry leader and consulted for many distinguished brands. Her leadership and strategic perspectives will be valuable to our Board as we further cultivate and grow our portfolio of brands.”
ABOUT CHICO'S FAS, INC.
The Company, through its brands – Chico's, White House | Black Market, Soma, and Boston Proper, is a leading omni-channel retailer of women’s private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing items.
As of August 1, 2015, the company operated 1,548 stores in the US and Canada and sold merchandise through franchise locations in Mexico. The Company’s merchandise is also available at www.chicos.com, www.whbm.com, www.soma.com, and www.bostonproper.com. For more detailed information on Chico’s FAS, Inc., please go to our corporate website at www.chicosfas.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Investors using forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
Executive Contact:
Jennifer Powers Adkins
Vice President-Investor Relations
Chico's FAS, Inc.
(239) 346-4199